Exhibit 99.1

FOR IMMEDIATE RELEASE

BroadVision Contact:

Bill Herrick

BroadVision Investor Relations

650.542.3865

ir1@broadvision.com

BroadVision, Inc. Announces Third Quarter 2004 Results

Company Settles Significant Long-Term Lease Obligations and Records a $25.7 Million Restructuring Credit

REDWOOD CITY, CALIF. —  October 20, 2004 — BroadVision, Inc. (Nasdaq: BVSN), a global provider of self-service web applications, today reported financial results for its third quarter ended September 30, 2004. Revenues for the third quarter of 2004 were $17.2 million, compared with revenues of $20.1 million for the second quarter ended June 30, 2004 and $18.6 million for the third quarter of 2003. License revenue for the quarter totaled $4.7 million versus $7.1 million in the second quarter of 2004 and $5.1 million in the comparable quarter of 2003.

In the third quarter of 2004, BroadVision posted net income on a generally accepted accounting principles (GAAP) basis of $23.7 million, or $0.69 per diluted share, which included a restructuring credit of $25.7 million attributable to the settlement and elimination of certain long-term lease obligations. The GAAP net income for the quarter compares with a GAAP net loss of $1.5 million, or $0.04 per diluted share, for the second quarter of 2004, and a GAAP net loss of $10.3 million, or $0.31 per diluted share, in the third quarter of 2003.

Pro forma net loss for the third quarter of 2004 was $2.1 million, or $0.06 per diluted share, compared with a pro forma net loss of $813,000, or $0.02 per diluted share, in the second quarter of 2004 and a pro forma net loss of $5.5 million, or $0.17 per diluted share, in the third quarter of 2003. Pro forma results exclude a restructuring credit of $25.7 million in the third quarter of 2004, and restructuring charges of $679,000 in the second quarter of 2004 and $4.5 million in the third quarter of 2003. A reconciliation of pro forma results to GAAP results is provided in the financial information attached to this press release. Management believes the pro forma results provide useful information because they reflect BroadVision’s financial performance excluding certain charges and restructuring expenses that management believes are not indicative of its ongoing operations.

During the third quarter of 2004, BroadVision closed 26 license transactions including four licenses of its new product, BroadVision® Process™. BroadVision Process enables organizations to transform offline, people-intensive processes and collaborations into web-based self-service processes and deploy them into existing websites.

“Our third quarter revenue, within the range of preliminary expectations announced in early October, is indicative of a sales environment that is difficult and seasonally soft in the third quarter — particularly in Europe,” said Dr. Pehong Chen, BroadVision president and CEO. “Certain transactions that we expected to close in Q3 did not close, largely due to the impact of a North American sales force reorganization and customer delays due to increased controls over purchasing approval processes.  We are optimistic that we will close certain delayed transactions in the fourth quarter, and hence we believe we have improved near-term visibility. We were able to increase the number of BroadVision Process transactions, and we continue to build our pipeline for this important, new product.

“Also in recent weeks, we have terminated excess real estate lease obligations related to four facilities, comprising over 85% of our outstanding commitments and over $3 million of quarterly cash,” continued Dr. Chen.  “We believe the settlements for less than 30 cents on the dollar are favorable for the Company and remove significant impediments to our growth and cash flow goals for 2005.”

During the third quarter of 2004, BroadVision closed new and repeat business in all key vertical markets with companies such as Air Miles Travel Company, Epic Link Spa, General Systems, Iberia, Lord Abbett & Co., and Pitney Bowes.

Conference Call

BroadVision will hold a conference call to discuss this press release and related matters at 5:00 pm Eastern Time, October 20, 2004. The call, hosted by Dr. Pehong Chen, can be accessed live by dialing 1-800-435-1261; pass code 75621572 or live and thereafter by visiting the investor relations section of the Company’s website at www.broadvision.com/ir.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release, including, but not limited to, our ability to finalize revenue transactions in future quarters and our ability to generate growth and positive cash flows in 2005, are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision’s current expectations. Factors which could cause or contribute to such differences include, but are not limited to: lack of market acceptance of BroadVision’s existing and new products or services; BroadVision’s inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by competitors; general economic conditions and BroadVision’s inability to attract and retain qualified employees. These and other factors and risks associated with BroadVision’s business are discussed in its most recent annual report on Form 10-K and in BroadVision’s quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

About BroadVision

BroadVision (Nasdaq: BVSN) is a global provider of personalized self-service web applications. Our integrated suite of process, commerce, portal, and content solutions helps customers rapidly increase revenues and reduce costs. Over 1,000 organizations - including Circuit City, Vodafone, Cardinal Health, Hewlett-Packard, Toyota, Japan Airlines and the U.S. Air Force - serving nearly 60 million registered users, rely on BroadVision’s open solutions to power and personalize their mission-critical web initiatives

For more information about BroadVision, Inc., call 650.542.5100, email info@broadvision.com or visit www.broadvision.com.

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BroadVision and BroadVision Process are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	Sep. 30	Dec. 31
	2004	2003
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$28,144	$78,776
Accounts receivable, less allowance for doubtful accounts and reserves of $1,295 and $3,022 as of September 30, 2004 and December 31, 2003, respectively	12,100	15,380
Restricted cash and investments, current portion	19,163	—
Prepaids and other	4,098	5,346
Total current assets	63,505	99,502

Property and equipment, net	4,383	15,400
Restricted cash and investments, net of current portion	1,797	19,827
Equity investments	574	1,565
Goodwill	53,421	53,421
Other intangibles, net	3,013	3,013
Other assets	1,753	2,354
Total assets	$128,446	$195,082

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank borrowings and current portion of long-term debt	$15,774	$27,977
Accounts payable	6,730	9,186
Accrued expenses	38,346	34,761
Unearned revenue	4,297	7,596
Deferred maintenance	16,429	19,234
Total current liabilities	81,576	98,754
Long-term debt, net of current portion	503	969
Other noncurrent liabilities	14,100	87,409
Total liabilities	96,179	187,132
Commitments and contingencies
Stockholders’ equity:
Common stock	3	3
Additional paid-in capital	1,215,646	1,212,671
Accumulated other comprehensive loss	—	(49)
Accumulated deficit	(1,183,382)	(1,204,675)
Total stockholders’ equity	32,267	7,950
Total liabilities and stockholders’ equity	$128,446	$195,082

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	Sep. 30,	Jun. 30,	Sep 30,
	2004	2004	2003
Revenues:
Software licenses	$4,654	$7,097	$5,076
Services	12,570	13,031	13,493
Total revenues	17,224	20,128	18,569
Cost of revenues:
Cost of software licenses	256	313	666
Cost of services	6,391	6,302	5,915

Total cost of revenues	6,647	6,615	6,581

Gross profit	10,577	13,513	11,988

Operating expenses:
Research and development	4,600	4,509	4,467
Sales and marketing	6,020	7,480	6,710
General and administrative	2,335	2,400	2,885
Litigation settlement costs	—	—	4,250
Restructuring (credit) charge	(25,726)	679	4,509

Total operating (credit) expenses	(12,771)	15,068	22,821

Operating income (loss)	23,348	(1,555)	(10,833)

Interest income, net	77	102	81
Other income (expense) , net	238	(45)	574

Income (loss) before (provision)/benefit for income taxes	23,663	(1,498)	(10,178)
(Provision)/benefit for income taxes	(11)	6	(87)

Net income (loss)	$23,652	$(1,492)	$(10,265)

Basic income (loss) per share	$0.70	$(0.04)	$(0.31)

Diluted income (loss) per share	$0.69	$(0.04)	$(0.31)

Shares used in computing basic income (loss) per share	33,599	33,476	32,906

Shares used in computing diluted income (loss) per share	34,052	33,476	32,906

PRO FORMA FINANCIAL INFORMATION(1):
Net loss	$(2,074)	$(813)	$(5,458)
Basic loss per share	$(0.06)	$(0.02)	$(0.17)
Diluted loss per share	$(0.06)	$(0.02)	$(0.17)

(1) Pro forma net loss and the related per share amounts exclude restructuring charges, impairment of equity investments and impairment of assets.  Pro forma net loss and pro forma cost of revenues and operating expenses reconcile to the comparable amounts under generally accepted accounting principles as follows (unaudited, in thousands):

	Three Months Ended
	Sep. 30,	Jun. 30,	Sep. 30,
	2004	2004	2003
Net income (loss), generally accepted accounting principles	$23,652	$(1,492)	$(10,265)
Pro forma adjustments:
Restructuring charges (credits)	(25,726)	679	4,509
Impairment of equity investment	—	—	298

Pro forma net loss	$(2,074)	$(813)	$(5,458)

Cost of revenues and operating expenses, generally accepted accounting principles	$(6,124)	$21,683	$29,402
Pro forma adjustments:
Restructuring charges	25,726	(679)	(4,509)
Pro forma cost of revenues and operating expenses	$19,602	$21,004	$24,893